CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Series Trust of our report dated March 31, 2023, relating to the financial statements and financial highlights of SA Invesco Main Street Large Cap Portfolio, which appears in the SunAmerica Series Trust Annual Report on Form N-CSR for the period ended January 31, 2023. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 30, 2023